Exhibit 99.1

GAP INC. ANNOUNCES NEW SUPPLY CHAIN

AND INFORMATION TECHNOLOGY EXECUTIVES

Nick J. Cullen Joins As Chief Supply Chain Officer;

Michael B. Tasooji Is New Chief Information Officer

SAN FRANCISCO – October 13, 2003—Gap Inc. (NYSE: GPS) today announced that Nick J. Cullen is joining the company as Executive Vice President and Chief Supply Chain Officer, and Michael B. Tasooji is joining as Executive Vice President and Chief Information Officer.

Mr. Tasooji succeeds Senior Vice President and CIO Ken Harris, who has decided to leave the company at the end of this fiscal year to pursue other professional interests. Mr. Harris, who has been with the company since 1999, will work with Mr. Tasooji on the management transition.

Mr. Cullen, 49, will oversee Gap Inc.’s global supply chain. He will be based in San Francisco and report to Paul Pressler, Gap Inc. President and CEO. He succeeds Chuck Crovitz, who resigned his position in July. Mr. Cullen’s responsibilities will include global product sourcing, quality assurance and distribution for the company’s Gap, Banana Republic and Old Navy brands. Through a network of offices in Asia, the Americas and Europe, the company sources products from more than 1,000 garment vendors with factories in more than 50 countries. Merchandise is routed to more than 3,000 store locations in six countries through five domestic and three international distribution campuses.

“Gap Inc.’s diverse, global sourcing base and logistics network is a strong point of competitive advantage for us,” Mr. Pressler said. “Nick’s experience in developing and implementing highly integrated supply chain networks will help us expand our current capabilities and create even more robust, flexible and cost-effective ways to serve our customers. Nick will work closely with our brands to optimize product development cycles and create innovative supply chain solutions to support our business strategies.”

With a 25-year career covering all aspects of integrated supply operations, Mr. Cullen has extensive experience managing large, customer-oriented sourcing and distribution networks. Most recently, Mr. Cullen was President, North America Supply, Diageo PLC, a division of the global beer, wine and spirits distributor. In this role, he provided strategic direction for the overall enhancement and redesign of Diageo’s North American supply chain, with a focus on increasing service while reducing costs. Prior to Diageo, Mr. Cullen worked in the United Kingdom in various supply chain roles for Masterfoods/Mars, H.J. Heinz and Courage Limited, a leading U.K. brewer.

Mr. Tasooji, 46, will oversee the company’s global management information systems. He will report to Byron Pollitt, Chief Financial Officer and serve on the company’s Executive Leadership Team, led by Mr. Pressler. He joins Gap Inc. from The Walt Disney Company, where he was Senior Vice President and CIO. Prior to that role, Mr. Tasooji held various senior IT positions within Disney. He worked with Mr. Pollitt at Disney’s theme parks division, where Mr. Pollitt was CFO prior to joining Gap. In addition to his Disney experience, Mr. Tasooji was the Vice President of Application Systems at Bergen Brunswig Corporation. He also has worked at Columbia Pictures Studio and Getty Oil Company.

“Michael has broad strategic experience in migrating businesses from complex legacy systems to more strategic and versatile technology platforms designed to support growth,” said Mr. Pollitt. “We have clearly defined information technology strategies in place to enhance our business capabilities. These initiatives in support of our strategies are well under way and we do not anticipate significant changes as a result of Michael coming on board. His proven leadership experience will help ensure a continued smooth implementation.”

Gap currently has several major technology initiatives underway designated to improve operating efficiencies, enhance customer service and optimize in-store inventory management capabilities. The company anticipates completing these initiatives in the next two to three years. For fiscal 2003, the company’s capital expenditures for information technology are expected to be about $140 million.

“In addition to leading our current initiatives,” Mr. Pollitt said, “Michael will work closely with our brand management teams to ensure we are fully leveraging technology to support growth strategies, maximize operating efficiencies and optimize our ability to satisfy our customers’ service expectations.”

Investor Relations:	Media Relations:
Evan Price	Claudia Hawkins
415-427-2161	415-427-2563

Forward-Looking Statements

The information made available on this press release contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.